This announcement is neither an offer to purchase nor a solicitation of an offer to sell ADSs (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated February 6, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements thereto and other than as described below, is being made to all holders of Linktone’s ADSs. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Linktone’s ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Linktone’s ADSs in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc., which is acting as the dealer manager for the Offer (the “Dealer Manager”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
Up to 6,000,000 American Depositary Shares

of

Linktone Ltd.

at

$3.80 Per American Depositary Share
(each American Depositary Share represents 10 ordinary shares of Linktone Ltd.)

by

MNC International Ltd.
an indirect wholly-owned subsidiary of
PT Media Nusantara Citra Tbk

MNC International Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (the “Purchaser”) and an indirect wholly-owned subsidiary of PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (“MNC”), is making an offer to purchase up to 6,000,000 American Depositary Shares (“ADSs,” each ADS represents 10 ordinary shares, par value $0.0001 per share) of Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”), at a price of $3.80 per ADS, to the seller in cash, without interest, subject to any withholding taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, MARCH 12, 2008 UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered.

The Purchaser is offering to purchase up to 6,000,000 ADSs as a first step in acquiring no less than 51% of the total outstanding ordinary shares of Linktone calculated on a fully diluted basis. The Offer is being made according to the Acquisition Agreement, dated as of November 28, 2007 (as amended or modified from time to time, the “Acquisition Agreement”), by and among MNC and Linktone. Under the Acquisition Agreement, on the date on which the Purchaser accepts for payment up to 6,000,000 ADSs tendered and not properly withdrawn pursuant to the Offer, the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued ordinary shares, depending on the number of ADSs tendered in the Offer, at a purchase price equivalent to the price per share to be paid for ADSs accepted for payment in the Offer ($0.38 per ordinary share) (the “Subscription”). After giving effect to the Subscription and the purchase and acquisition of any or no ADSs in the Offer, the Purchaser will hold no less than 51% of the total outstanding ordinary shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s ordinary shares, MNC will be able to control Linktone. The Offer is a liquidity mechanism for holders of Linktone’s ADSs and not the transaction by which MNC will acquire control of Linktone and if none of Linktone’s ADS holders tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to Subscription.

The board of directors of Linktone has unanimously: (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that holders of Linktone’s ADSs accept the Offer and tender their ADSs to the Purchaser in the Offer. The Acquisition Agreement, the Offer and the Subscription were each duly approved by Linktone’s shareholders present in person or by proxy at a special meeting of shareholders held on January 30, 2008.

Holders of Linktone’s ADSs may tender ADSs by timely delivery to Mellon Investor Services LLC, the Depositary for the Offer (the “Depositary”) of (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, together with American Depositary Receipts (“ADRs”) evidencing certificated ADSs, if applicable; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in the Offer to Purchase, a timely book-entry confirmation with respect to such ADSs into the Depositary’s account at the Depositary Trust Company (the “Book Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, ADSs properly tendered to the Purchaser and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of ADSs in the Offer. Under no circumstances will interest be paid on the Offer Price for tendered ADSs.

Subject to the terms of the Acquisition Agreement and applicable law, the Purchaser may extend the Offer, by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser is required by the Acquisition Agreement to extend the Offer to the extent required by applicable laws, rules, regulations, interpretations or positions of the SEC or the NASDAQ Global Market. The Purchaser does not currently intend to provide a subsequent offering period.

ADSs tendered in the Offer may be withdrawn at any time before the expiration of the Offer and, unless already accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after April 5, 2008. For a withdrawal to be effective, a written, telegraphic or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn, the number and type of ADSs to be withdrawn and the name of the registered holder of the ADSs to be withdrawn, if different from the name of the person who tendered the ADSs. If ADRs evidencing ADSs have been delivered or otherwise identified to the Depositary, then, before the physical release of such ADRs, the tendering holders of Linktone’s ADSs must also submit the certificate numbers shown on the particular ADRs evidencing such ADSs and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If ADSs have been tendered according to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs and otherwise comply with the Book-Entry Transfer Facility’s procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

If more than 6,000,000 ADSs are validly tendered prior to the Expiration Date, and not withdrawn, the Purchaser will, upon the terms of the Offer, purchase 6,000,000 ADSs on a pro rata basis (with adjustments to avoid purchases of fractional ADSs) based upon the number of ADSs validly tendered by the Expiration Date and not withdrawn. In the event that proration of tendered ADSs is required, because more than 6,000,000 ADSs are validly tendered and not properly withdrawn, the Purchaser does not expect to announce the final results of proration or pay for any ADSs until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Linktone’s ADSs may obtain such preliminary information from Information Agent.

The receipt of cash for Linktone’s ADSs by U.S. persons pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Holders of Linktone’s ADSs should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of selling their ADSs pursuant to the Offer, as well as any tax consequences arising under applicable state, local or non-U.S. tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer, see Section 5 of the Offer to Purchase.

Linktone has agreed to provide the Purchaser with a list of holders of Linktone’s ADSs and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Linktone’s ADS. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Linktone’s ADSs and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the list of holders of Linktone’s ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Linktone’s ADSs.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to, D.F. King & Co., Inc., which is acting as the Information Agent in connection with the Offer (the “Information Agent”) or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and the other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and the Information Agent) for soliciting tenders of ADSs in the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street 22nd Floor
New York, NY 10005

Banks and Brokers Call Collect:  (212) 269-5550
Institutional Investors Call: (212) 493-6970
All Others Call Toll-Free (800) 829-6551

Email: rkral@dfking.com

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor
New York, New York 10172
Call Toll-Free: (877) 371-5947

February 6, 2008

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